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                                                                    EXHIBIT 99.1


FOR: PW Eagle, Inc.                                        FOR IMMEDIATE RELEASE
     222 South Ninth Street, Suite 2880                    ---------------------
     Minneapolis, MN 55402
     (Nasdaq-NMS: "PWEI")

               CONTACT: William H. Spell
     Chief Executive Officer, PW Eagle, Inc.
     612/305-0339



                     PW EAGLE LOWERS SECOND QUARTER FORECAST

                Company Notes Unusual May 2001 Results Contradict
                        Long-Standing Historical Trends


MINNEAPOLIS -- June 1, 2001 -- PW Eagle, Inc. (Nasdaq-NMS: "PWEI") today announced that it has lowered its forecasted results for the quarter ending June 30, 2001. The Company's first quarter earnings announcement on May 2, 2001, anticipated that the volume increases experienced and the increase in PVC resin prices in the market would result in increased sales prices for PW Eagle pipe, as has historically happened. Preliminary May results instead indicate that the prices for many of the Company's PVC pipe products have dropped. In addition, while the volumes of pipe in terms of pounds sold was approximately what the Company had expected, the product mix shifted from electrical and irrigation products to the lower priced waterworks products. PW Eagle therefore will experience an unanticipated net decrease in the weighted average selling price of its products in May instead of the anticipated increased selling prices.

As a result of these changes, PW Eagle is reducing anticipated net sales for the second quarter from a range of $82 to $90 million, to a range of $76 to $80 million, with a corresponding decrease in net income from a range of $3.5 to $5 million to a range of $(1.0) to $1.0 million and earnings before interest, taxes, depreciation and amortization (EBITDA) from a range of $10 to $13 million to a range of $4 to $6 million. This would correspondingly reduce net earnings per share from a range of $0.30 to $0.50 per share on a fully diluted basis to a range of $(0.14) to $0.10 per share on a fully diluted basis. The revised second quarter 2001 net earnings per share reflect the impact of the Company's recently completed modified "Dutch" tender offer.

Even with these changes in PW Eagle's financial performance, the Company will make all of the required principal and interest payments on its loans and will maintain more than adequate liquidity. However, the Company does anticipate that it will not be in compliance with the financial covenants in its loan agreements. PW Eagle is currently in discussions with its lenders and expects to obtain waivers of these covenant violations before they actually occur.

The Company continues to believe that the economy will improve later in 2001 and that the PVC pipe business will improve as well. In fact, PW Eagle has seen some improvement in the prices it receives for its products in the last week. Housing starts and construction levels remain high, but these indicators have not translated into significant increases in demand. It is not clear what will happen to the price of PVC resin for the balance of the year, nor is it clear what impact the electricity problems in California will have on the economy of that state and the country.


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The historical relationships between the changes in the price of PVC resin and the price of PVC pipe, where pipe prices normally increase at a greater rate than PVC resin price increases, did not exist in May, nor did the Company experience the normal seasonal increase in demand in April, although May demand appears to be somewhat improved. As a result of this uncertainty, PW Eagle is not able to predict with any reasonable accuracy results for the balance of 2001. Consequently, the Company is withdrawing its earlier forecast with respect to 2001 financial performance, and is not planning any revised estimates at this time. When the Company's markets and the pipe industry stabilize and the Company believes it can make reasonable estimates of financial performance, it will do so.

William H. Spell, PW Eagle Chief Executive Officer, stated, "The current conditions in our industry are highly unusual. PVC resin prices increased in February and March and further increases were announced for May and June. The demand for our products improved in April and May. Historically, these conditions would have led to an increase in price for our products in May. To the contrary and very unusually, we experienced lower prices for many of our products in May. As a result, for the month of May we expect the spread between the cost of resin and the price that we receive for our pipe to be less than 50% of what it was a year ago and about 80% of what it was in the first quarter. We had expected that this spread would increase under these conditions as it has historically. Unfortunately, not only did these anticipated price and demand increases not materialize, we actually suffered a decrease in price.

"While these current conditions have had an adverse impact on our financial performance and may cause us to violate our loan agreements, we remain a financially strong company. We are not in any danger of failing to pay principal and interest under our loan agreements, we have more than sufficient liquidity, and our debt levels are conservative, so that a downturn in our financial performance does not jeopardize the Company.

"We remain confident in the long term success of PW Eagle. We are the leading PVC pipe producer in the western United States, and we continue to strengthen that franchise. We are a very efficient and low cost producer, and we continue to work to improve our efficiency and obtain further synergies from the combination of the PW Pipe and Eagle Pacific businesses. We produce the highest quality product and provide our customers with excellent customer service. We have an excellent operating management team and a skilled and loyal group of employees. We fully expect that when the economy starts to improve, our financial performance will show marked improvement."

INFORMATION IN THIS PRESS RELEASE IS FORWARD-LOOKING INFORMATION-ACTUAL RESULTS MAY DIFFER

PW Eagle, Inc.'s statements in this press release regarding its forecasted results for the quarter ended June 30, 2001, including: (i) its revised forecasted operating results discussed in the second paragraph; (ii) its belief that it will be able to make its required principal and interest payments on its outstanding loans and maintain adequate liquidity; (iii) its expectation that it will obtain waivers from its lenders regarding any potential loan defaults prior to the time such


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defaults may occur; and (iv) its belief that the economy will improve later in
2001 are all forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act. In addition, statements made in this press release by William H. Spell regarding the Company's beliefs and expectations that (i) the spread between the cost of resin and the price that the Company receives for its pipe will be less than 50% of what it was a years ago and about 80% of what it was in the first quarter; (ii) the Company remains a financially strong Company; (iii) the Company is not in any not in any danger of failing to pay principal and interest under its loan agreements, the Company has more than sufficient liquidity, and a downturn in the Company's financial performance does not jeopardize the Company; and (iv) when the economy starts to improve, the Company's financial performance will show marked improvement are also forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act.

These statements made by the Company and Mr. Spell involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and forecasted in this press release. Actual results could differ as a result of: (i) a further slowdown of economic growth in the United States, particularly west of the Mississippi; (ii) the failure of the Gross Domestic Product to grow beyond its first quarter level; (iii) an increase in interest rates or the failure of the Federal Reserve to lower interest rates further; (iv) a decline in the construction of commercial and residential building; (v) a decline in our raw material prices; and (vi) a greater supply of PVC and PE pipe than market demand for such products caused by cyclical fluctuations in the supply and demand for pipe. Furthermore, the Company may not be able to make its principal and interest payments if its financial performance continues as experienced in May, and there is no assurance that its lenders will waive any potential loan defaults prior to the occurrence of such default. The Company's financial performance will be adversely effected if the relationship between the Company's pipe prices and resin prices continue to exist as the Company experienced in May 2001, which is contrary to historical relationship between these prices. Finally, although we believe that the economy will improve later in 2001, based upon industry forecast information and other economic information, there is no assurance that the economy will improve.

PW Eagle, Inc. is a leading extruder of PVC pipe and polyethylene tubing products. The Company operates ten manufacturing facilities in the midwestern and western United States. PW Eagle's common stock is traded on the Nasdaq National Market under the symbol "PWEI".

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